Exhibit 4.1

STATE OF DELAWARE

STATEMENT OF DISSOLUTION

1.	The name of the Partnership is Apache Offshore Investment Partnership.

2.	The Statement of Partnership Existence of the Partnership was filed on December 15, 2020, but the Partnership was formed on October 31, 1983.

3.

The Managing Partner of the Partnership has given notice, in accordance with Section 7.1 of the Partnership Agreement of the Partnership, dated October 31, 1983, as amended by Amendment No. 1 thereto, dated February 11, 1994 (the Partnership Agreement), of its intention to withdraw as Managing Partner of the Partnership (the Notice).

4.

Following receipt of the Notice, the Investing Partners holding a majority of the outstanding Partnership Units (excluding the Units held by the Managing Partner) failed to elect to continue the Partnership and select a substituted Managing Partner, resulting in dissolution of the Partnership, in accordance with Section 10.1(b) of the Partnership Agreement.

5.

In accordance with Section 10.2 of the Partnership Agreement, the withdrawing Managing Partner shall wind up the business and affairs of the Partnership, liquidate the assets, and apply and distribute the proceeds of such liquidation.

IN WITNESS WHEREOF, the undersigned has executed this Statement of Dissolution this 20th day of February, 2024.

MANAGING PARTNER:

APACHE CORPORATION

By:	/s/ Rebecca A. Hoyt
Name:	Rebecca A. Hoyt
Title:	Senior Vice President, Chief Accounting Officer, and Controller